Bodisen Biotech, Inc. Will Report Record 3rd Quarter Earnings, Bodisen Makes Strategic Investment into Chinese Natural Gas Company

NEW YORK, October 6, 2005 -- Bodisen Biotech, Inc. (Amex: BBC, website: www.bodisen.com) announced today that it has made a strategic investment of $2.853 million for a 12.9% equity stake into China based Xi Lan Natural Gas Co., Ltd., one of the two natural gas companies serving the city of Xi’An, home of the Terra Cotta soldiers and one of the largest Chinese cities with a population of over seven million. In addition, Bodisen will report record 3rd quarter earnings for the quarter ending September 30.

Ms. Qiong Wang, Bodisen’s Chairman & CEO commented:” Natural gas is used for the production of urea, one of the key ingredients in the manufacturing of our compound fertilizer products. Through our strategic investment into the profitable Xi Lan Natural Gas Company, we will gain substantial cost savings for urea since Xi Lan has plans under way to serve one of the largest urea manufacturers in the Shaanxi province. As we continue to expand our production capacity and foresee our greater demand for urea in anticipation of strong customer demand for Bodisen products in 2006 and beyond, we believe that this investment makes short term and long term strategic sense and our Board of Directors sees significant economic benefits to Bodisen.”

Ms. Wang further commented:” In the third quarter of 2005, we experienced strong sales across almost all product lines. We will report record third quarter earnings. Due to the fall harvest season for our end user, the Chinese farmers, the second half of each year is the time when many of our account receivables are collected. Historically, Bodisen has inconsequential bad debts since the inception of the company. We have a strong cash flow and a strong balance sheet. Bodisen is on track for strong 2005 financial results as well.”

About Bodisen Biotech, Inc.

With over 60 products and approximately 600 national distribution centers and growing, Bodisen has experienced rapid growth in recent years. Bodisen's products are developed by company scientists in collaboration with University laboratories. Our products address grains, vegetables, fruit crops and have been proven to increase yields by 10% to 35% while 100% environmentally friendly.

A Delaware company, Bodisen is headquartered in Shaanxi, China, and China’s agricultural hub. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Among China's population of 1.3 billion, approximately 900 million are farmers whose incomes depend on their crop yields

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
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Bodisen Biotech, Inc.
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info@bodisen.com